                                                                       EXHIBIT Z

                                 LUXCO GUARANTEE

                               GUARANTEE AGREEMENT

GUARANTEE AGREEMENT dated as of January 26, 2006 made

BETWEEN: P.P. LUXCO HOLDINGS II S.A.R.L., a corporation constituted under the laws of Luxembourg, registered with the register of commerce and companies under number B 88.549 and having its registered office at 20 avenue Monterey, B.P. 603, L-2016 Luxembourg, (the "GUARANTOR")

AND:     NATIONAL BANK OF CANADA

         acting both on its own behalf and as Agent on behalf of the other Guaranteed Parties (as hereinafter defined).

     WHEREAS Picchio Pharma Inc. (the "BORROWER"), National Bank of Canada, as Agent, and the Lenders are parties to a credit agreement dated as of January 26, 2006 (as same may be amended, supplemented or restated from time to time, the "CREDIT AGREEMENT") pursuant to which the Lenders have agreed to extend credit to the Borrower in an aggregate principal amount of $50,000,000;

     WHEREAS the Guarantor is a direct subsidiary of the Borrower and benefits from the extension of credit to the Borrower pursuant to the Credit Agreement;

     WHEREAS the execution and delivery of this Guarantee by the Guarantor is a condition to the extension of credit to the Borrower under the Credit Agreement;

     NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS

1.1 Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement;

1.2 The term "AGENT" herein shall mean National Bank of Canada, acting in its capacity as agent for the Lenders.

1.3 The term "GUARANTEED PARTIES" shall mean the Agent and the Lenders, and any of their respective successors.

1.4 The term "LENDER" herein shall mean each of the Lenders under the Credit Agreement as well as any of their respective successors and assignees as permitted under the Credit Agreement;

1.5 The term "OBLIGATIONS" herein shall mean all present and future indebtedness, liabilities and obligations of the Borrower to the Lenders under or arising from the Credit Agreement and any document evidencing any of the foregoing;

1.6 The term "SECURITY" herein shall mean any security, guarantee, subordination and undertaking in favour of the Agent and the Lenders and any document evidencing any of the foregoing.

2.   GUARANTEE

     The Guarantor hereby, solidarily, unconditionally and irrevocably, guarantees to each Guaranteed Party the payment and the performance in full of all of the Obligations in accordance with their respective terms and when and as due (whether at maturity, by reason of acceleration or otherwise). The liability of the Guarantor shall continue until the payment and performance in full of the Obligations, provided that the Guarantor shall have no obligation to make any payment in excess of the Obligations.

3.   LIMITATION ON GUARANTEE

     Notwithstanding anything contrary in this agreement, the liability of the Guarantor under this Guarantee shall be limited to an amount not exceeding fifty million Dollars ($50,000,000), plus interest at Prime Rate plus 2% from the date at which a demand for payment is made under Article 4.

4.   PAYMENT

4.1 The Guarantor shall be liable for the payment of any amount owed on account of the Obligations upon receipt of a written demand from the Agent.

4.2 All payments due under this Guarantee shall be made to the Agent for the account of each Guaranteed Party in such manner and at such place as the Agent may specify by written notice to the Guarantor.

4.3 Any amount payable by the Guarantor hereunder shall be paid in the currency of the Obligations to which such amount relates.

4.4 The records of the Agent and each other Guaranteed Party shall be, absent manifest error, prima facie evidence of the Obligations owing to such Guaranteed Party and of all payments and performances in respect thereof.

5.   CHANGES IN CIRCUMSTANCES AND WAIVERS

5.1 This Guarantee shall remain in effect notwithstanding any change in the corporate status, the constitution, the business, the objects or the shareholders of the Guarantor or the Borrower and notwithstanding any termination of or change in the relationships that exist between the Borrower and the Guarantor.

5.2 The liability of the Guarantor under this Guarantee shall not be released, reduced or affected

          a) by reason of any amendment, waiver, release, or extension granted in respect of the Obligations or any Security by any of the Guaranteed Parties without the consent of or notification to the Guarantor, or

          b) by reason of any failure to obtain, preserve or perfect any Security or of any release or subordination of any Security, or

          c) by reason of any release of or any stay of proceedings against the Borrower pursuant to any law relating to bankruptcy, insolvency, restructuring or affecting creditors' rights generally, or

          d) by reason of any payment made on account of the Obligations by any person other than the Guarantor.

5.3 This Guarantee shall oblige the Guarantor to pay on demand any sum owed hereunder and the Guaranteed Parties shall not be bound to exercise their recourses against the Borrower or any person liable with or for the Borrower, to realize on any Security whatsoever nor to await the results of any liquidation of any property. The Guarantor waives any benefit of division and discussion and shall not be entitled to exercise any subrogation resulting from any payment made under this Guarantee until the Guaranteed Parties shall have been paid in full of all moneys owed to them under the Obligations.

5.4 The Guarantor waives any right to assert against the Guaranteed Parties as a defence, counterclaim, set-off or cross claim, any claim which the Guarantor may now or at any time hereafter have against the Borrower or any Guaranteed Party and the Guarantor also waives any defence based on or arising from the invalidity or the unenforceability of any of the Obligations or any part thereof.

6.   JUDGMENT CURRENCY

     If a judgment is rendered against the Guarantor for an amount owed hereunder and if the judgment is rendered in a currency ("OTHER CURRENCY") other than that in which such amount is owed under this Guarantee ("CURRENCY OF THE AGREEMENT"), the Guarantor shall pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Guarantee, expressed into the Other Currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate shall be the spot rate at which the Agent, on the relevant date, may in Montreal, sell the Currency of the Agreement to obtain the Other Currency. Any additional amount owed under this Section 6 shall constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

7.   TAXES

     If the Guarantor is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by the Guarantor, the Guarantor must pay to the Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this Section 7). However, this Section 7 will not apply in respect of a tax on the overall net income or the capital of a Lender or of any tax, withholding, deduction or levy arising by reason of any Lender ceasing to be a Canadian Qualified Person or assigning its rights to a person who is not a Canadian Qualified Person.

8.   RELIANCE

8.1  The Guarantor represents and warrants to the Guaranteed Parties that:

     8.1.1 the Guarantor has the capacity and power to execute this Guarantee and all necessary actions or consents to authorize the execution and performance of same have been taken or obtained; this Guarantee constitutes a valid and binding obligation of the Guarantor;

     8.1.2 the Guarantor has had adequate means to obtain from the Borrower information concerning the Borrower and the Borrower's financial condition and affairs;

     8.1.3 the Guarantor is executing this Guarantee freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guarantee;

     8.1.4 the Guarantor has not depended or relied on the Lender and its representatives for any information whatsoever concerning the Borrower or the Borrower's financial condition and affairs or other matters material to the Guarantor's decision to provide this Guarantee or for any counselling or guidance therefor with respect to such decision; and

     8.1.5 the Guarantor has the financial ability to meet its obligations under this Guarantee and will manage its business with a view to maintain such financial ability.

8.2 The Guarantor agrees that none of the Guaranteed Parties has any duty or responsibility whatsoever, now or in the future, to provide to the Guarantor any information concerning the Borrower or the Borrower's financial condition and affairs and that, if the Guarantor receives any such information from any Guaranteed Party, the Guarantor will independently verify the information and will not rely on such Guaranteed Party, with respect to the accuracy of such information.

9.   INTERPRETATION

9.1 This Guarantee shall be governed by and construed in accordance with the laws in effect in the Province of Quebec.

9.2 This Guarantee is in addition to and not in substitution of or in replacement for any other hypothec, pledge, security, guarantee or other right held by or benefiting to any Guaranteed Party.

10.  JURISDICTION; CONSENT TO SERVICE OF PROCESS

10.1 Each of the parties hereto hereby irrevocably and unconditionally submits, to the nonexclusive jurisdiction of the courts of the Province of Quebec sitting in the judicial district of Montreal and any appellate court from such courts in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by law. Nothing in this Guarantee shall affect any right that any of the Guaranteed Parties may otherwise have to bring any action or proceeding relating to this Guarantee against the Guarantor or its properties in the courts of any other jurisdiction.

10.2 Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the courts of the Province of Quebec.

10.3 Each party to this Guarantee irrevocably consents to service of any such action or proceeding in the manner provided for notices in Section 11. Nothing in this Agreement will affect the right of any party to this Guarantee to serve any action or proceeding in any other manner permitted by law.

11.  NOTICES

     All notices, requests and demands to or upon the Guarantor or the Lender to be effective shall be in writing (including by telecopy) and shall be deemed to have been duly given or made, when delivered by hand or courier, on the day of actual delivery thereof, when delivered by mail five Business Days after being deposited in the mail, postage prepaid, or in the case of telecopy notice, on the Business Day following the date of transmission, addressed as follows:

11.1 If to the Guarantor, at its address or transmission number for notices provided below:

     P.P. LUXCO HOLDINGS II S.A.R.L.
     c/o Mr. Stephane Hadet
     Oostvogels & Pfister
     20, avenue Monterey
     B.P. 603 / L02016
     Luxembourg

     Fax: (011) 352.468484

11.2 If to the Agent or the Guaranteed Parties, at the Agent's address or transmission number for notices provided below:

     NATIONAL BANK OF CANADA
     Loan Administration
     Customer Service Center
     5650 Iberville Street, Suite 603
     Transit No. 0708-1
     Montreal, Quebec H2G 2B3

     Attention: Manager
     Fax: (514) 271-5294

     The Guarantor or the Agent may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

12.  COUNTERPARTS

     This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument. Any manually executed counterpart hereto delivered by facsimile transmission shall be deemed delivery of an original counterpart hereto.

          [THE SIGNATURES OF THE PARTIES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have duly executed this Guarantee as of the day and year first written above.

                                   P.P. LUXCO HOLDINGS II S.A.R.L., as Guarantor

                                   per: /s/ Christopher Cheung
                                        ----------------------------------------


                                   NATIONAL BANK OF CANADA, as for itself and as Agent

                                   per: /s/ Dominic Albanese
                                        ----------------------------------------

                                   per: /s/ Linda Tarakdjian
                                        ----------------------------------------